Exhibit 99.1
News Release
Contact:

Belk, Inc. — Steve Pernotto, 704-426-1890, steve_pernotto@belk.com
Belk, Inc. Announces Agreement with Saks Incorporated
to Acquire Parisian Department Stores
CHARLOTTE, N.C., August 2, 2006 — Belk, Inc. today announced that it has entered into a stock purchase agreement with Saks Incorporated (NYSE:SKS) to acquire 38 Parisian department stores with locations in nine states in the Southeast and Midwest. Two new Parisian stores are scheduled to open in fall 2006. Upon completion of the transaction, which has been approved by the boards of directors of both companies, Belk, Inc. will operate a total of 315 stores in 19 states.
“This is another excellent opportunity for Belk to expand its store base and further strengthen our market leadership in Alabama and other key markets within our existing footprint,” said Tim Belk, chairman and CEO of Charlotte, N.C.-based Belk, Inc. “Just as with the earlier purchase of the Proffitt’s and McRae’s stores from Saks, the Parisian stores are located in great markets and are similar to Belk in many ways. Parisian is known and respected for offerings of top fashion brands and excellent customer and community service.”
Belk will pay $285 million for the ownership of the Parisian stores and will assume operating leases of leased store locations. The stores generated a combined total sales volume last year of approximately $723 million. The transaction is scheduled to close on October 2, 2006, and is subject to regulatory review and other closing conditions.
The integration of the stores is expected to take approximately 18 months, and the company plans to re-brand the acquired stores as Belk in the third quarter of 2007.
Belk will enter into a transition services agreement with Saks Incorporated to provide certain support services for the acquired Parisian stores, including information technology, credit services and other back-office functions for a limited period of time. The company will continue to operate the Parisian corporate offices and distribution center for a transition period anticipated through March 2007. During that time, associates in these locations will either be offered positions with Belk or will be given appropriate severance packages.
Belk was advised in the transaction by Wachovia Securities.
The Parisian stores to be acquired by Belk are located in: Alabama - Birmingham (2 stores), Decatur, Dothan, Florence, Gadsden, Homewood, Hoover, Huntsville (2 stores), Mobile, Montgomery, Trussville (opening fall 2006), Tuscaloosa; Arkansas — Little Rock (opening fall 2006); Florida — Jacksonville, Pensacola, Tallahassee; Georgia — Alpharetta, Atlanta (2 stores), Columbus, Douglasville, Duluth, Kennesaw, Lithonia, Macon; Indiana — Indianapolis (2 stores); Michigan — Livonia, Rochester Hills; Mississippi — Tupelo; Ohio — Beavercreek, Cincinnati; South Carolina — Charleston, Columbia; Tennessee — Chattanooga, Collierville, Franklin, Knoxville.
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Belk purchased 47 Proffitt’s and McRae’s department stores from Saks Incorporated in July 2005, and subsequently converted and re-branded 38 of these stores to Belk in March 2006.
About Belk, Inc.
Charlotte, N.C.-based Belk, Inc. is the nation’s largest privately-owned department store company with 277 stores located in 16 states in the Southeast and Mid-Atlantic regions and fiscal 2006 sales of $2.97 billion. Founded by William Henry Belk in 1888 in Monroe, N.C., the company is now in its third generation of Belk family leadership.
Notes:
Certain statements made in this news release are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance, as well as our expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. You can identify these forward-looking statements through our use of words such as “may,” “will,” “intend,” “project,” “expect,” “anticipate,” “believe,” “estimate,” “continue,” or other similar words. Certain risks and uncertainties that may cause our actual results to differ significantly from the results we discuss in our forward-looking statements include, but are not limited to: our ability to execute our growth and expansion plans; our ability to successfully integrate the Proffitt’s and McRae’s department stores acquired from Saks Incorporated; changes in interest rates; changes in buying, charging and payment behavior among our customers; changes in the competitive environment of the department store and broader retail industry; the effectiveness of our merchandising and sales promotion strategies; seasonal fluctuations in sales and net income; our ability to contain costs and fully realize synergies from our operational consolidations; and changes in accounting standards or legal regulatory matters.
For additional information on these and other risk factors, see the section captioned “This Report Contains Forward-Looking Statements” in our Annual Report on Form 10-K for the fiscal year ended January 28, 2006 and our other filings with the Securities and Exchange Commission. We believe these forward-looking statements are reasonable. However, you should not place undue reliance on such statements. We undertake no obligation to publicly update or revise any forward-looking statement, even if future events or new information may impact the validity of such statements.
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		Size
City	Mall/Shopping Center	(Gross sq. ft.)
Alabama
Birmingham	The Summit	114,500
	Downtown AmSouth/Harbert Plaza	21,500
Decatur	Colonial Mall — Decatur	90,300
Dothan	Wiregrass Commons Mall	160,430
Florence	Regency Square	90,290
Gadsden	Colonial Mall — Gadsden	90,000
Homewood	Colonial Brookwood Village	107,416
Hoover	Riverchase Galleria	200,000
Huntsville	Parkway Place Mall	167,256
	Madison Square Mall	115,000
Mobile	Colonial Mall — Bel Air	122,500
Montgomery	Eastdale Mall	129,671
Trussville	Colonial Pinnacle at Tutwiler Farm (Opens fall 2006)	100,794
Tuscaloosa	University Mall	174,922
Arkansas
Little Rock	Pleasant Ridge Town Center (Opens fall 2006)	120,000
Florida
Jacksonville	The Avenues	118,300
Pensacola	Cordova Mall	75,000
Tallahassee	Tallahassee Mall	115,000
Georgia
Alpharetta	North Point Mall	87,407
Atlanta	Northlake Mall	103,000
	Phipps Plaza	170,000
Columbus	Peachtree Mall	87,600
Douglasville	Arbor Place	142,550
Duluth	Gwinnett Place	128,000
Kennesaw	Towne Center at Cobb	131,000
Lithonia	The Mall at Stonecrest	145,974
Macon	Colonial Mall — Macon	105,000
Indiana
Indianapolis	Fashion Mall at Keystone at the Crossing	128,000
	Circle Centre	143,000
Michigan
Livonia	Laurel Park Place	145,800
Rochester Hills	The Village of Rochester Hills	122,276
Mississippi
Tupelo	The Mall at Barnes Crossing	84,000
Ohio
Beavercreek	The Mall at Fairfield Commons	130,000
Cincinnati	Kenwood Towne Centre	147,500
South Carolina
Charleston	Citadel Mall	129,000
Columbia	Richland Fashion Mall	100,000
Tennessee
Chattanooga	Hamilton Place	92,500
Collierville	The Avenue — Carriage Crossing	129,960
Franklin	Cool Springs Galleria	132,000
Knoxville	West Town Mall	143,900